Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: 5:00 p.m. April 22, 2008
Thomas Golembeski (media) 215-977-6298
Neal Murphy (investors) 866-248-4344

No. 6

SUNOCO LOGISTICS PARTNERS L.P. REPORTS A 68 PERCENT INCREASE IN NET

INCOME FOR FIRST QUARTER 2008 AND DECLARES DISTRIBUTION

PHILADELPHIA, April 22, 2008 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced net income for the first quarter ended March 31, 2008 of $37.5 million, or $0.97 per limited partner unit on a diluted basis, compared with $22.3 million, or $0.70 per limited partner unit on a diluted basis, for the first quarter ended March 31, 2007. Operating income for the first quarter ended March 31, 2008 increased by $14.3 million or 46.1 percent from the prior year’s first quarter driven largely by record results in the Western Pipeline System segment and strong performance in the Terminal Facilities segment, after excluding a $5.7 million non-cash impairment charge related to a cancelled project. Excluding the impairment charge, operating income increased $20.0 million or 64.5 percent. Net income increased $15.2 million or 68.1 percent as a result of higher operating income and lower interest expense.

Sunoco Partners LLC, the general partner of the Partnership, declared a cash distribution for the first quarter of 2008 of $0.895 per common partnership unit ($3.58 annualized) payable May 15, 2008 to unitholders of record on May 8, 2008.

“Record quarterly earnings, excluding the impairment charge, in a weak refining environment demonstrate the improving strength of our business,” said Deborah M. Fretz, President and Chief Executive Officer. The geographic and business diversification of our asset base has proven to be beneficial. We are confident that our focus on organic growth investments, asset utilization and new market opportunities will enable strong forward growth in cash flow. As a result, we increased the distribution to our unit holders by $0.10 from $3.48 per unit to $3.58 per unit, which represents the nineteenth distribution increase in the past twenty quarters, an 8.5 percent increase over the first quarter 2007.”

Segmented First Quarter Results

Eastern Pipeline System

Operating income for the Eastern Pipeline System increased $1.0 million to $10.7 million for the first quarter ended March 31, 2008 compared to the prior year’s quarter. Sales and other operating revenue increased by $1.9 million to $28.9 million due primarily to higher fees across the Partnership’s refined product and crude pipelines. Other income decreased $1.3 million compared to the prior year’s quarter due primarily to a decrease in equity income associated with the Partnership’s joint venture interests.

Terminal Facilities

Operating income for the Terminal Facilities segment decreased $1.0 million to $11.2 million for the first quarter ended March 31, 2008 compared to the prior year’s quarter. The decrease in operating income can be attributed to a $5.7 million non-cash impairment charge related to the Partnership’s decision to discontinue efforts to expand LPG storage capacity at its Inkster, Michigan facility. Excluding the impairment charge, operating income increased $4.7 million compared to the prior year’s quarter. Total revenues for the first quarter of 2008 increased $6.5 million to $39.4 million due primarily to increased throughput and fees at the Nederland crude oil terminal facility, increased volume at the refined product and refinery terminals and higher refined product additive fees. Cost of products sold and operating expenses increased $1.2 million for the first quarter of 2008 to $13.7 million due largely to increased costs associated with the purchase of product additives.

Western Pipeline System

Operating income for the Western Pipeline System increased $14.3 million to $23.3 million for the first quarter of 2008 compared to the prior year’s quarter due to improved asset utilization, higher pipeline volumes, the recognition income from throughput deficiency arrangements and an improvement in lease acquisition margins. The Partnership’s Mid-Valley Pipeline Company equity interest also contributed to increased profitability.

Higher crude oil prices were a key driver of the increase in total revenue, cost of products sold and operating expenses from the prior year’s quarter which was partially offset by lower crude oil purchase volume. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma increased to $97.96 per barrel for the first quarter of 2008 from $58.23 per barrel for the first quarter of 2007.

Other Analysis

Financing Costs

Net interest expense decreased by $0.9 million for the three months ended March 31, 2008, compared to the prior year’s quarter. The decrease was primarily due to lower interest rates related to the Partnership’s revolving credit facility. At March 31, 2008, the Partnership had total debt outstanding of $474.2 million, which consisted of $424.2 million of Senior Notes and $50.0 million of borrowings under the Partnership’s credit facility, as compared to $515.1 million at December 31, 2007 due to timing of working capital activity

Capital Expenditures

Maintenance capital expenditures for the three months ended March 31, 2008 were $3.3 million. The Partnership continues to expect its maintenance capital spending for 2008 to be approximately $26.0 million.

Expansion capital expenditures for the three months ended March 31, 2008 were $19.8 million compared to $15.3 million for the first three months of 2007. Expansion capital for 2008 includes construction in progress in connection with the Partnership’s agreement with Motiva Enterprises LLC of three crude oil storage tanks at its Nederland Terminal and a crude oil pipeline from Nederland to Motiva’s Port Arthur, Texas refinery. Expansion capital also includes construction of three additional new crude oil storage tanks at Nederland, one of which was placed into service at the end of the first quarter of 2008. These three crude oil storage tanks will have a total capacity of approximately 1.8 million shell barrels.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Income Statement
Sales and other operating revenue	$2,394,389	$1,549,570
Other income	4,826	5,039

Total Revenue	2,399,215	1,554,609

Cost of products sold and operating expenses	2,323,250	1,499,258
Depreciation and amortization	9,659	8,904
Selling, general and administrative expenses	15,431	15,519
Impairment charge	5,674	—

Total costs and expenses	2,354,014	1,523,681

Operating income	45,201	30,928
Interest cost and debt expense, net	8,470	9,174
Capitalized interest	(772)	(553)

Net Income	$37,503	$22,307

Calculation of Limited Partners’ interest:
Net Income	$37,503	$22,307
Less: General Partner’s interest	(9,654)	(2,079)

Limited Partners’ interest in Net Income	$27,849	$20,228

Net Income per Limited Partner unit
Basic	$0.97	$0.71

Diluted	$0.97	$0.70

Weighted average Limited Partners’ units outstanding:
Basic	28,627,656	28,564,996

Diluted	28,806,029	28,702,728

Capital Expenditure Data:
Maintenance capital expenditures	$3,322	$2,636
Expansion capital expenditures	19,809	15,245

Total	$23,131	$17,881

	March 31, 2008	December 31, 2007
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,000	$2,000
Total Debt	474,152	515,104
Total Partners’ Capital	598,639	591,045

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended March 31,
	2008	2007
Eastern Pipeline System:
Sales and other operating revenue	$28,892	$26,974
Other income	1,279	2,536

Total Revenue	30,171	29,510

Operating expenses	11,951	11,956
Depreciation and amortization	2,414	2,307
Selling, general and administrative expenses	5,070	5,559

Operating Income	$10,736	$9,668

Terminal Facilities:
Total Revenue	$39,384	$32,880

Cost of products sold and operating expenses	13,688	12,481
Depreciation and amortization	3,937	3,675
Selling, general and administrative expenses	4,875	4,469
Impairment Charge	5,674	—

Operating Income	$11,210	$12,255

Western Pipeline System:
Sales and other operating revenue	$2,326,113	$1,489,708
Other income	3,547	2,511

Total Revenue	2,329,660	1,492,219

Cost of products sold and operating expenses	2,297,611	1,474,821
Depreciation and amortization	3,308	2,922
Selling, general and administrative expenses	5,486	5,491

Operating Income	$23,255	$8,985

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended March 31,
	2008	2007
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	60,383,731	63,491,427
Revenue per barrel mile (cents)	0.526	0.472
Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals (3)	418,615	415,567
Nederland terminal	569,769	556,622
Refinery terminals (4)	675,196	613,511
Western Pipeline System: (1)
Crude oil pipeline throughput (bpd)	550,424	533,906
Crude oil purchases at wellhead (bpd)	171,445	185,151
Gross margin per barrel of pipeline throughput (cents) (5)	50.4	24.9

(1)	Excludes amounts attributable to equity ownership interests in corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Includes results from the Partnership’s purchase of a 50% undivided interest in a refined products terminal in Syracuse, New York in June 2007.

(4)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.

(5)	Represents total segment sales minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

An investor call with management regarding our first-quarter results is scheduled for Wednesday morning, April 23 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 41455551”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #41455551.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.2 million shell barrels of refined products terminal capacity and 22.1 million shell barrels of crude oil terminal capacity (including approximately 15.2 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 26, 2008. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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